CERTIFICATE OF OWNERSHIP AND MERGER

OF

XCEL BRANDS, INC.

INTO

NETFABRIC HOLDINGS, INC.
________________________________________________________

Adopted in accordance with the provisions of
Section 253 of the Delaware General Corporation Law
________________________________________________________

NetFabric Holdings, Inc., a Delaware corporation, desiring to merge with Xcel Brands, Inc., a Delaware corporation, pursuant to the provisions of Section 253 of the Delaware General Corporation Law, hereby certifies as follows:
1.             NetFabric Holdings, Inc. is a corporation formed under the laws of the State of Delaware (the "Corporation").
2.             The Corporation is the owner of all of the outstanding shares of each class of stock of Xcel Brands, Inc., a corporation formed under the laws of the State of Delaware.
3.             On September 29, 2011, the Board of Directors of the Corporation adopted the following resolutions to merge Xcel Brands, Inc. into the Corporation:

"WHEREAS, the Corporation owns 100% of the issued and outstanding common stock of the Xcel Brands, Inc. ("Subsidiary"); and

WHEREAS, it is in the best interests of the Corporation to merge the Subsidiary with and into the Corporation in order that all the estate, property, rights, privileges and franchises of the Subsidiary shall vest in and be possessed by the Corporation;

NOW, THEREFORE, be it:

RESOLVED, that the Board of Directors of the Corporation hereby approves and adopts the following plan to merge the Subsidiary into the Corporation:

1.             The name of the corporation proposing to merge is Xcel Brands, Inc. (the "Subsidiary") and the name of the surviving corporation is NetFabric Holdings, Inc. (the "Corporation").

2.             The Subsidiary shall merge into the Corporation and upon the effective date of such merger the Subsidiary shall cease to exist and shall no longer exercise its powers, privileges and franchises subject to the laws of the State of Delaware.  The Corporation shall succeed to the property and assets of and exercise all the powers, privileges and franchises of the Subsidiary and shall assume and be liable for all of the debts and liabilities, if any, of the Subsidiary.

3.             The shares of the Subsidiary shall not be converted as a result of the merger, but shall be cancelled, and the authorized capital stock of the Corporation shall be and remain the same as before the merger.

4.             The Certificate of Incorporation of the Corporation shall be amended to change the name of the Corporation to Xcel Brands, Inc. upon the effective date of the merger.

and further

RESOLVED, that the Chief Executive Officer of the Corporation, or such other officer of he Corporation designated by the Chief Executive Officer, is hereby authorized to execute, in the name of the Corporation, a Certificate of Merger, and to file such Certificate in the Office of the Secretary of State of the State of Delaware, and to do all the other acts and things that may be necessary to carry out and effectuate the purpose of these resolutions."

IN WITNESS WHEREOF, NETFABRIC HOLDINGS, INC. has caused this Certificate to be executed by its duly authorized officer thereunto duly authorized this 29th day of September, 2011.

NETFABRIC HOLDINGS, INC. (a Delaware corporation)

By:	/s/ Robert W. D’Loren
	Name:	Robert W. D’Loren
	Title:	CEO